                                                                  Exhibit 12.1


                        ACC Consumer Finance Corporation

                   Statement Regarding Computation of Ratios


                                       Year Ending          Year Ending
                                    December 31, 1996    December 31, 1995
                                   -------------------  -------------------
Interest Expense                       $4,610,963           $4,199,336
Allocated rents                           271,907              184,752
                                   -------------------  -------------------
                                        4,882,870            4,384,088

Net Income Before Taxes                 8,791,691            3,675,355
Fixed Charges                           4,882,870            4,384,088
                                   -------------------  -------------------
                                      $13,674,561           $8,059,443
  Earnings to Fixed Charges Ratio            2.80                 1.84